Exhibit 99.1








Contact:     Karen M. Stewart, Vice President - Investor Relations
             (608) 828-8316
             e-mail: karen.stewart@teldta.com
             TDS Internet Home Page:  http://www.teldta.com

FOR RELEASE: IMMEDIATE

                     TDS AUTHORIZES COMMON STOCK REPURCHASES

December  16,  1996,  Chicago,  Illinois -  Telephone  and Data  Systems,  Inc.,
[AMEX:TDS]   announced   today  that  its  Board  of  Directors  has  authorized
repurchases of TDS Common Shares.

LeRoy T. Carlson, Jr. ("Ted"), President and Chief Executive Officer, commented, "Over the past few years, TDS has acquired excellent telecommunications properties and assets that we believe create substantial long-term values. Currently, we believe both that these values are not being fully recognized in the public marketplace and that TDS equity securities are significantly undervalued. Accordingly, TDS stock represents an attractive investment opportunity for TDS. It is our intention to use repurchased shares to fund acquisitions and for general corporate purposes. In this way, the Company will be able to continue to take advantage of future business opportunities, where equity is needed to complete primarily tax-free acquisitions while minimizing growth in Common Shares outstanding"

The Board of Directors has authorized the Company to purchase up to 3,000,000 Common Shares. At September 30, 1996, TDS had approximately 61.1 million Common and Series A Common Shares outstanding. Subject to prevailing market conditions, purchases may be made from time to time at the discretion of management through open market purchases or at negotiated prices in private transactions. The actual number of Common Shares which may be repurchased will be subject to the trading price of the Common Shares, the Company's financial position and other factors.

Carlson continued, "We plan to continue growing and strengthening each of the Company's strategic business units. We are continuously monitoring and evaluating the opportunities created by the rapidly evolving technological and competitive situations in each telecommunications segment in which the Company participates. We are striving to develop strategies and financing plans that afford each strategic business unit and TDS the maximum potential to create substantial value for shareowners."

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing PCS operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.